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EXHIBIT 11

DUPONT PHOTOMASKS, INC.

EARNINGS PER SHARE COMPUTATION

(Dollars in thousands, except share data)
(unaudited)

	Basic	Diluted
	Three Months Ended September 30, 2002

Weighted average shares outstanding	17,970,356	17,970,356

Net loss	$(5,495)	$(5,495)

Loss per share	$(0.31)	$(0.31)

	Basic	Diluted
	Three Months Ended September 30, 2001

Weighted average shares outstanding	17,835,283	17,835,283

Net loss	$(2,983)	$(2,983)

Loss per share	$(0.17)	$(0.17)

At September 30, 2001 and 2002, we had outstanding anti-dilutive commitments under our stock option plans covering 3,644,011 and 4,396,749 shares, respectively. For the three months ended September 30, 2001 and 2002, 941,088 shares for the effect of the convertible notes were not included in the computations of diluted EPS because the effect of including the convertible notes would have been anti-dilutive.

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  EXHIBIT 11
DUPONT PHOTOMASKS, INC. EARNINGS PER SHARE COMPUTATION (Dollars in thousands, except share data) (unaudited)